Exhibit 99

                     Dillard's, Inc. Declares Cash Dividend



    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Sept. 9, 2005--Dillard's, Inc. (NYSE:DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable November 1, 2005 to shareholders of record as of September 30, 2005.



    CONTACT: Dillard's Inc., Little Rock
             Investor Relations: Julie J. Bull, 501-376-5965